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                                                                    EXHIBIT 23.5

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 4 to Registration Statement No. 333-4338 of Gray Communications Systems, Inc. of our report dated May 12, 1995 on the balance sheet of WRDW-TV (an operating station of Television Station Partners, L.P.), as of December 31, 1994 and the related statements of income, partnership's equity and cash flows for the years ended December 31, 1993 and 1994, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
New York, New York
September 13, 1996